Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Michael D. Hagedorn
Senior Executive Vice President and
Chief Financial Officer
973-872-4885

VALLEY NATIONAL BANCORP ANNOUNCES FIRST QUARTER 2023 RESULTS

NEW YORK, NY – April 27, 2023 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the first quarter 2023 of $146.6 million, or $0.28 per diluted common share, as compared to the first quarter 2022 net income of $116.7 million, or $0.27 per diluted common share, and net income of $177.6 million, or $0.34 per diluted common share, for the fourth quarter 2022. Excluding all non-core charges, our adjusted net income (a non-GAAP measure) was $154.5 million, or $0.30 per diluted common share, for the first quarter 2023, $120.3 million, or $0.28 per diluted common share, for first quarter 2022, and $182.9 million, or $0.35 per diluted common share, for the fourth quarter 2022. See further details below, including a reconciliation of our non-GAAP adjusted net income in the "Consolidated Financial Highlights" tables.

Key financial highlights for the first quarter:

•Loan Portfolio: Total loans increased $1.7 billion, or 15 percent on an annualized basis, to $48.7 billion at March 31, 2023 from December 31, 2022 mainly as a result of new commercial loan production from our well-established loan pipelines at the end of 2022 and the continuation of slower prepayment activity within the loan portfolio. See the "Loans" section below for more details.
•Allowance and Provision for Credit Losses for Loans: The allowance for credit losses for loans totaled $461.0 million and $483.3 million at March 31, 2023 and December 31, 2022, respectively, representing 0.95 percent and 1.03 percent of total loans at each respective date. During the first quarter 2023, the provision for credit losses for loans totaled $9.5 million as compared to $7.3 million and $3.5 million for the fourth quarter 2022 and first quarter 2022, respectively.
•Provision for Credit Losses for Available for Sale (AFS) Securities: We recorded a $5.0 million provision related to credit losses on one corporate bond issued by Signature Bank within our AFS debt securities portfolio and fully charged-off the bond during the first quarter 2023.
•Deposits: Total deposits were $47.6 billion at March 31, 2023 and remained relatively unchanged as compared to December 31, 2022. Our deposit base is highly diversified with 625 thousand commercial and retail deposit customers, an average account size of $58 thousand and an average customer relationship with Valley exceeding 10 years. See the "Deposits" section below for more details.
•Credit Quality: Non-accrual loans represented 0.50 percent and 0.57 percent of total loans at March 31, 2023 and December 31, 2022, respectively. Net loan charge-offs totaled $30.4 million for the first quarter 2023 as compared to $22.4 million for the fourth quarter 2022. The

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2023 Earnings
April 27, 2023

charge-offs in both periods primarily related to one commercial and industrial loan that was fully reserved for within our allowance for loan losses at December 31, 2022. The remaining loan balance, net of charge-offs, was immaterial at March 31, 2023. Total accruing past due loans increased $9.4 million to $100.3 million, or 0.21 percent of total loans, at March 31, 2023 as compared to $90.9 million, or 0.19 percent of total loans, at December 31, 2022. See the "Credit Quality" section below for more details.
•Net Interest Income and Margin: Net interest income on a tax equivalent basis of $437.5 million for the first quarter 2023 decreased $29.8 million compared to the fourth quarter 2022 and increased $119.1 million as compared to the first quarter 2022. Our net interest margin on a tax equivalent basis decreased by 41 basis points to 3.16 percent in the first quarter 2023 as compared to 3.57 percent for the fourth quarter 2022. The decline in both net interest income and margin as compared to the linked fourth quarter reflects the impact of rising market interest rates on incremental short-term borrowings and interest bearing deposits, excess cash liquidity held during March 2023, as well as two fewer days in the first quarter 2023. See the "Net Interest Income and Margin" section below for more details.
•Non-Interest Income: Non-interest income increased $1.5 million to $54.3 million for the first quarter 2023 as compared to the fourth quarter 2022 mainly due to increases in other income and capital markets fees. The increase in capital markets fees was driven by both higher fee income from interest rate swap transactions executed for commercial loan customers and foreign exchange fees.
•Non-Interest Expense: Non-interest expense increased $5.9 million to $272.2 million for the first quarter 2023 as compared to the fourth quarter 2022. The overall increase in non-interest expense was mostly due to normal seasonal increases within salary and employee benefits, as well as an increase in the FDIC insurance assessment. These increases were partially offset by lower merger related expenses within technology, furniture and equipment expense and a decline in consulting and managed service fees within the professional and legal fees category. Merger related expense totaled $4.1 million for the first quarter 2023 (mainly reported within salary and employee benefits) and $7.4 million for the fourth quarter 2022 (mainly reported in technology, furniture and equipment expense).
•Efficiency Ratio: Our efficiency ratio was 53.79 percent for the first quarter 2023 as compared to 49.30 percent and 53.18 percent for the fourth quarter 2022 and first quarter 2022, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
•Income Tax Expense: The effective tax rate was 28.1 percent for the first quarter 2023. Income tax expense totaled $57.2 million for the first quarter 2023 and included a $1.4 million provision for unrealizable tax benefits related to the charge-off of the $5.0 million AFS security.
•Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE) and tangible ROE were 0.98 percent, 9.10 percent and 13.39 percent for the first quarter 2023, respectively. Annualized ROA, ROE, and tangible ROE, adjusted for non-core charges, were 1.03 percent, 9.60 percent and 14.12 percent for the first quarter 2023, respectively. See the

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2023 Earnings
April 27, 2023

"Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.

Ira Robbins, CEO commented, “I am extremely proud of our team’s ability to navigate the recent market turmoil and operate the Bank from a position of balance sheet diversification, stability and strength. We have a prudent and industry-leading risk management culture that has enabled us to successfully operate through various economic cycles over several decades and today's fast-paced transactional environment. Our core deposit base performed very well in recent weeks, as we proactively assist our clients and communities to work towards their own financial goals.”

Mr. Robbins continued, “Since 1927, Valley has supported the financial well-being of the individuals and businesses in our local communities. In times of market stress, our long-standing focus on relationship-based commercial and retail banking helps differentiate our organization. Our set of customers across business lines and geographies, on both sides of the balance sheet, positions us for relative stability during adverse market conditions.”
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $437.5 million for the first quarter 2023 decreased $29.8 million as compared to the fourth quarter 2022 and increased $119.1 million as compared to the first quarter 2022. The decrease as compared to the fourth quarter 2022 was mainly due to (i) the negative impact of the significant increase in our excess cash liquidity and other borrowings resulting from prudent and cautionary measures taken by us during the market turmoil of March 2023, (ii) higher interest rates on our average interest bearing deposits and other borrowings, as well as (iii) fewer days in the first quarter. Interest expense increased $103.5 million to $284.2 million for the first quarter 2023 as compared to the fourth quarter 2022 largely due to a $4.0 billion increase in average interest bearing liabilities, including increases of $2.1 billion and $1.9 billion in average time deposits and short-term borrowings, respectively. Interest income on a tax equivalent basis increased $73.7 million to $721.7 million in the first quarter 2023 as compared to the fourth quarter 2022. The increase was mostly due to higher average loan balances driven by our organic new loan volumes, slowing loan prepayments, and increased yields on both new originations and adjustable rate loans in our portfolio.

Net interest margin on a tax equivalent basis of 3.16 percent for the first quarter 2023 decreased by 41 basis points from 3.57 percent for the fourth quarter 2022 and remained unchanged from the first quarter 2022. The decrease as compared to the fourth quarter was largely driven by (i) the net impact of the excess liquidity measures taken in March 2023 and (ii) two fewer days during the first quarter 2023, partially offset by higher yields on average interest earning assets. The yield on average interest earning assets increased by 26 basis points on a linked quarter basis mostly due to the aforementioned higher yields on new and adjustable rate loans in the first quarter 2023 as compared to the fourth quarter 2022. The yield on average loans increased by 28 basis points to 5.48 percent for the first quarter 2023 as compared to the fourth quarter 2022 largely due to the higher level of market interest rates. The yields on average taxable and non-taxable investments also increased 12 basis points and 9 basis points, respectively, from the fourth quarter 2022, largely due to investment maturities and prepayments redeployed into new higher yielding securities, as well as lower premium amortization expense caused by a decline in prepayments on mortgage-backed securities during the first quarter

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2023 Earnings
April 27, 2023

2023. Our cost of total average deposits increased to 1.96 percent for the first quarter 2023 from 1.36 percent for the fourth quarter 2022. The overall cost of average interest bearing liabilities also increased 87 basis points to 3.02 percent for the first quarter 2023 as compared to the fourth quarter 2022 largely due to a 148 basis point increase in cost of average short-term borrowings.
Loans, Deposits and Other Borrowings
Loans. Loans increased $1.7 billion to approximately $48.7 billion at March 31, 2023 from December 31, 2022 mainly due to continued strong organic loan growth in commercial loan categories and low levels of prepayment activity during the first quarter 2023. Total commercial real estate (including construction) and commercial and industrial loans increased $1.3 billion, or 18.3 percent and $239.1 million, or 10.9 percent, respectively, on an annualized basis during the first quarter 2023. Residential mortgage loans increased $121.7 million during the first quarter 2023 as we largely originated new portfolio loans held for investment. During the first quarter 2023, we sold only $27.3 million of residential mortgage loans. Residential mortgage loans held for sale at fair value totaled $17.2 million and $18.1 million at March 31, 2023 and December 31, 2022, respectively.
Deposits. Total deposits were $47.6 billion at March 31, 2023 and remained relatively unchanged as compared to December 31, 2022. Within the deposit categories, non-interest bearing deposits, and savings, NOW and money market deposits decreased $887.5 million and $713.4 million, respectively, and were mostly offset by an increase in time deposits. Time deposits increased $1.6 billion to $11.1 billion within our overall deposit mix at March 31, 2023 from December 31, 2022, largely due to higher fully-insured brokered CD balances at March 31, 2023. Total fully-insured brokered deposits, consisting of time deposit and money market accounts, increased $1.2 billion to $7.1 billion at March 31, 2023 as compared to $5.9 billion at December 31, 2022. Non-interest bearing deposits; savings, NOW and money market deposits; and time deposits represented approximately 29 percent, 48 percent and 23 percent of total deposits as of March 31, 2023, respectively, as compared to 30 percent, 50 percent and 20 percent of total deposits as of December 31, 2022, respectively.
Other Borrowings. Short-term borrowings increased $6.3 billion to $6.4 billion at March 31, 2023 as compared to December 31, 2022. In March 2023, we increased our short-term borrowings, mostly consisting of FHLB advances, to bolster our liquidity position out of an abundance of caution in the wake of the two recent bank failures. Since March 31, 2023, many of our short-term FHLB advances have matured and been repaid, resulting in a more normal liquidity position. We continue to closely monitor changes in the current banking environment and have substantial access to additional liquidity. Long-term borrowings increased to approximately $2.2 billion at March 31, 2023 as compared to $1.5 billion at December 31, 2022 mainly due to new FHLB advances issued during the first quarter 2023.
Credit Quality
Non-Performing Assets (NPAs). Total NPAs, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets, decreased $27.0 million to $244.9 million at March 31, 2023 as compared to December 31, 2022 due to a decline in non-accrual loans. Non-accrual commercial and industrial loans decreased $20.3 million to $78.6 million at March 31, 2023 primarily due to a $19.7 million charge-off a loan participation that was reserved for in our allowance of loan losses at

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2023 Earnings
April 27, 2023

December 31, 2022. Non-accrual construction loans also decreased $5.6 million to $68.6 million at March 31, 2023 due to the partial charge-off of one loan relationship during the first quarter 2023 that had related allowance reserves totaling $4.3 million at December 31, 2022. Non-accrual loans represented 0.50 percent of total loans at March 31, 2023 compared to 0.57 percent at December 31, 2022.
Accruing Past Due Loans. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) increased $9.4 million to $100.3 million, or 0.21 percent of total loans, at March 31, 2023 as compared to $90.9 million, or 0.19 percent of total loans at December 31, 2022.
Loans 30 to 59 days past due increased $11.2 million at March 31, 2023 as compared to December 31, 2022 mainly due to higher commercial and industrial, and commercial real estate loan delinquencies, partially offset by an improved performance within the residential mortgage and consumer loan categories. Loans 60 to 89 days past due increased $7.0 million to $27.8 million at March 31, 2023 as compared to December 31, 2022 primarily due to an increase in commercial and industrial loan delinquencies. Loans 90 days or more past due and still accruing interest decreased $8.8 million to $17.8 million at March 31, 2023 as compared to December 31, 2022 mainly due to the renewals in the normal course of two matured loans during the first quarter that were previously included in this delinquency category at December 31, 2022. All loans 90 days or more past due and still accruing interest are well-secured and in the process of collection.

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2023 Earnings
April 27, 2023

Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to loan categories and the allocation as a percentage of each loan category at March 31, 2023, December 31, 2022 and March 31, 2022:

	March 31, 2023		December 31, 2022		March 31, 2022
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$127,992	1.42%	$140,008	1.59%	$101,203	1.75%
Commercial real estate loans:
Commercial real estate	190,420	0.70	200,248	0.78	189,927	0.96
Construction	52,912	1.42	58,987	1.59	30,022	1.38
Total commercial real estate loans	243,332	0.79	259,235	0.88	219,949	1.00
Residential mortgage loans	41,708	0.76	39,020	0.73	28,189	0.60
Consumer loans:
Home equity	4,417	0.86	4,332	0.86	3,656	0.93
Auto and other consumer	19,449	0.69	16,060	0.57	9,513	0.37
Total consumer loans	23,866	0.71	20,392	0.62	13,169	0.45
Allowance for loan losses	436,898	0.90	458,655	0.98	362,510	1.03
Allowance for unfunded credit commitments	24,071		24,600		16,742
Total allowance for credit losses for loans	$460,969		$483,255		$379,252
Allowance for credit losses for loans as a % total loans		0.95%		1.03%		1.07%
Our loan portfolio, totaling $48.7 billion at March 31, 2023, had net loan charge-offs totaling $30.4 million for the first quarter 2023 as compared to $22.4 million for the fourth quarter 2022 and net recoveries of loan charge-offs of $50 thousand for the first quarter 2022. The net charge-offs for both the first quarter 2023 and fourth quarter 2022 mainly related to partial charge-offs of one commercial and industrial loan participation. This loan was fully reserved for in our allowance of loan losses as of December 31, 2022 and its remaining balance, net of charge-offs, was immaterial at March 31, 2023.
The allowance for credit losses for loans, comprised of our allowance for loan losses and unfunded credit commitments, as a percentage of total loans was 0.95 percent at March 31, 2023 as compared to 1.03 percent and 1.07 percent at December 31, 2022 and March 31, 2022, respectively. During the first quarter 2023, the provision for credit losses for loans totaled $9.5 million as compared to $7.3 million and $3.5 million for the fourth quarter 2022 and first quarter 2022, respectively. At March 31, 2023, our allowance for credit losses for loans as a percentage of total loans decreased as compared to December 31, 2022 largely due to the impact of the first quarter 2023 loan charge-offs with prior allocated reserves. The reduction in allocated reserves for specific loans was partially offset by a moderate uptick in non-economic qualitative reserves for commercial and industrial loans within our

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2023 Earnings
April 27, 2023

CECL model at March 31, 2023. The economic component of our current CECL model was relatively stable as compared to December 31, 2022.
Capital Adequacy
Valley's total risk-based capital, common equity Tier 1 capital, Tier 1 capital and Tier 1 leverage capital ratios were 11.58 percent, 9.02 percent, 9.46 percent and 7.96 percent, respectively, at March 31, 2023.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM Eastern Daylight Savings Time, today to discuss the first quarter 2023 earnings and related matters.
Interested parties should preregister using this link: https://register.vevent.com/register to receive the dial-in number and a personal PIN, which are required to access the conference call. The teleconference will also be webcast live: https://edge.media-server.com and archived on Valley’s website through Monday, May 29, 2023.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with nearly $64 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations and commercial banking offices across New Jersey, New York, Florida, Alabama, California, and Illinois, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Care Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “intend,” “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “would,” “could,” “typically,” “usually,” “anticipate,” “may,” “estimate,” “outlook,” “project,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•the impact of Federal Reserve actions impacting the level of market interest rates and increases in business failures, specifically among our clients, as well as on our business, our employees and our ability to provide services to our customers;

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2023 Earnings
April 27, 2023

•the potential impact of recent and possible future bank failures on the business environment in which we operate, including potential customer deposit withdrawals from Valley National Bank or business disruptions or liquidity issues that may affect our customers;
•the impact of unfavorable macroeconomic conditions or downturns, instability or volatility in financial markets, unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by and factors outside of our control, such as geopolitical instabilities or events; natural and other disasters (including severe weather events) and health emergencies, acts of terrorism or other external events;
•risks associated with our acquisition of Bank Leumi USA, including (i) the inability to realize expected cost savings and synergies from the acquisition in the amounts or timeframe anticipated and (ii) greater than expected costs or difficulties relating to integration matters;
•the loss of or decrease in lower-cost funding sources within our deposit base;
•the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;
•the inability to attract new customer deposits to keep pace with loan growth strategies;
•a material change in our allowance for credit losses under CECL due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;
•greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;
•the risks related to the replacement of the London Interbank Offered Rate with Secured Overnight Financing Rate and other reference rates, including increased expenses, risk of litigation and the effectiveness of hedging strategies;
•cyber-attacks, ransomware attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;
•damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent or trademark infringement, employment related claims, and other matters;
•changes to laws and regulations, including changes affecting oversight of the financial services industry; changes in the enforcement and interpretation of such laws and regulations; and changes in accounting and reporting standards;
•higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;
•results of examinations by the Office of the Comptroller of the Currency (OCC), the Federal Reserve Bank (FRB), the Consumer Financial Protection Bureau (CFPB) and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;
•our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2023 Earnings
April 27, 2023

•a prolonged downturn in the economy, mainly in New Jersey, New York, Florida, Alabama, California, and Illinois, as well as an unexpected decline in commercial real estate values within our market areas; and
•unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2022.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share and per share data and stock price)	2023	2022	2022
FINANCIAL DATA:
Net interest income - FTE (1)	$437,458	$467,233	$318,363
Net interest income	$436,020	$465,819	$317,669
Non-interest income	54,299	52,796	39,270
Total revenue	490,319	518,615	356,939
Non-interest expense	272,166	266,240	197,340
Pre-provision net revenue	218,153	252,375	159,599
Provision for credit losses	14,437	7,239	3,557
Income tax expense	57,165	67,545	39,314
Net income	146,551	177,591	116,728
Dividends on preferred stock	3,874	3,630	3,172
Net income available to common shareholders	$142,677	$173,961	$113,556
Weighted average number of common shares outstanding:
Basic	507,111,295	506,359,704	421,573,843
Diluted	509,656,430	509,301,813	423,506,550
Per common share data:
Basic earnings	$0.28	$0.34	$0.27
Diluted earnings	0.28	0.34	0.27
Cash dividends declared	0.11	0.11	0.11
Closing stock price - high	12.59	12.92	15.02
Closing stock price - low	9.06	10.96	12.91
FINANCIAL RATIOS:
Net interest margin	3.15%	3.56%	3.15%
Net interest margin - FTE (1)	3.16	3.57	3.16
Annualized return on average assets	0.98	1.25	1.07
Annualized return on avg. shareholders' equity	9.10	11.23	9.15
NON-GAAP FINANCIAL DATA AND RATIOS: (2)
Basic earnings per share, as adjusted	$0.30	$0.35	$0.28
Diluted earnings per share, as adjusted	0.30	0.35	0.28
Annualized return on average assets, as adjusted	1.03	1.29%	1.10%
Annualized return on average shareholders' equity, as adjusted	9.60%	11.56	9.43
Annualized return on avg. tangible shareholders' equity	13.39	16.70%	13.09%
Annualized return on average tangible shareholders' equity, as adjusted	14.12	17.20	13.49
Efficiency ratio	53.79	49.30	53.18

AVERAGE BALANCE SHEET ITEMS:
Assets	$59,867,002	$56,913,215	$43,570,251
Interest earning assets	55,362,790	52,405,601	40,283,048
Loans	47,859,371	46,086,363	34,623,402
Interest bearing liabilities	37,618,750	33,596,874	26,147,915
Deposits	47,152,919	46,234,857	35,763,683
Shareholders' equity	6,440,215	6,327,970	5,104,709

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
BALANCE SHEET ITEMS:	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2023	2022	2022	2022	2022
Assets	$64,309,573	$57,462,749	$55,927,501	$54,438,807	$43,551,457
Total loans	48,659,966	46,917,200	45,185,764	43,560,777	35,364,405
Deposits	47,590,916	47,636,914	45,308,843	43,881,051	35,647,336
Shareholders' equity	6,511,581	6,400,802	6,273,829	6,204,913	5,096,384

LOANS:
(In thousands)
Commercial and industrial loans:
Commercial and industrial	$9,043,946	$8,804,830	$8,701,377	$8,514,458	$5,791,390
Commercial real estate:
Commercial real estate	27,051,111	25,732,033	24,493,445	23,535,086	19,763,202
Construction	3,725,967	3,700,835	3,571,818	3,374,373	2,174,542
Total commercial real estate	30,777,078	29,432,868	28,065,263	26,909,459	21,937,744
Residential mortgage	5,486,280	5,364,550	5,177,128	5,005,069	4,691,935
Consumer:
Home equity	516,592	503,884	467,135	431,455	393,538
Automobile	1,717,141	1,746,225	1,711,086	1,673,482	1,552,928
Other consumer	1,118,929	1,064,843	1,063,775	1,026,854	996,870
Total consumer loans	3,352,662	3,314,952	3,241,996	3,131,791	2,943,336
Total loans	$48,659,966	$46,917,200	$45,185,764	$43,560,777	$35,364,405

CAPITAL RATIOS:
Book value per common share	$12.41	$12.23	$11.98	$11.84	$11.60
Tangible book value per common share (2)	8.36	8.15	7.87	7.71	7.93
Tangible common equity to tangible assets (2)	6.82%	7.45%	7.40%	7.46%	7.96%
Tier 1 leverage capital	7.96	8.23	8.31	8.33	8.70
Common equity tier 1 capital	9.02	9.01	9.09	9.06	9.67
Tier 1 risk-based capital	9.46	9.46	9.56	9.54	10.27
Total risk-based capital	11.58	11.63	11.84	11.53	12.65

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended
ALLOWANCE FOR CREDIT LOSSES:	March 31,	December 31,	March 31,
($ in thousands)	2023	2022	2022
Allowance for credit losses for loans
Beginning balance	$483,255	$498,408	$375,702
Impact of the adoption of ASU No. 2022-02 *	(1,368)	—	—
Beginning balance, adjusted	481,887	498,408	375,702
Loans charged-off:
Commercial and industrial	(26,047)	(22,106)	(1,571)
Commercial real estate	—	(388)	(173)
Construction	(5,698)	—	—
Residential mortgage	—	(1)	(26)
Total consumer	(828)	(1,544)	(825)
Total loans charged-off	(32,573)	(24,039)	(2,595)
Charged-off loans recovered:
Commercial and industrial	1,399	1,069	824
Commercial real estate	24	13	107
Residential mortgage	21	17	457
Total consumer	761	498	1,257
Total loans recovered	2,205	1,597	2,645
Total net (charge-offs) recoveries	(30,368)	(22,442)	50
Provision for credit losses for loans	9,450	7,289	3,500
Ending balance	$460,969	$483,255	$379,252
Components of allowance for credit losses for loans:
Allowance for loan losses	$436,898	$458,655	$362,510
Allowance for unfunded credit commitments	24,071	24,600	16,742
Allowance for credit losses for loans	$460,969	$483,255	$379,252
Components of provision for credit losses for loans:
Provision for credit losses for loans	$9,979	$5,353	$3,258
(Credit) provision for unfunded credit commitments	(529)	1,936	242
Total provision for credit losses for loans	$9,450	$7,289	$3,500
Annualized ratio of total net charge-offs (recoveries) to total average loans	0.25%	0.19%	0.00%
Allowance for credit losses for loans as a % of total loans	0.95%	1.03%	1.07%

* Represents adjustment of the adoption of ASU No. 2022-02 effective January 1, 2023.

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY:	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands)	2023	2022	2022	2022	2022
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$20,716	$11,664	$19,526	$7,143	$6,723
Commercial real estate	13,580	6,638	6,196	10,516	30,807
Construction	—	—	—	9,108	1,708
Residential mortgage	12,599	16,146	13,045	12,326	9,266
Total consumer	7,845	9,087	6,196	6,009	5,862
Total 30 to 59 days past due	54,740	43,535	44,963	45,102	54,366
60 to 89 days past due:
Commercial and industrial	24,118	12,705	2,188	3,870	14,461
Commercial real estate	—	3,167	383	630	6,314
Construction	—	—	12,969	3,862	3,125
Residential mortgage	2,133	3,315	5,947	2,410	2,560
Total consumer	1,519	1,579	1,174	702	554
Total 60 to 89 days past due	27,770	20,766	22,661	11,474	27,014
90 or more days past due:
Commercial and industrial	8,927	18,392	15,072	15,470	9,261
Commercial real estate	—	2,292	15,082	—	—
Construction	6,450	3,990	—	—	—
Residential mortgage	1,668	1,866	550	1,188	1,746
Total consumer	747	47	421	267	400
Total 90 or more days past due	17,792	26,587	31,125	16,925	11,407
Total accruing past due loans	$100,302	$90,888	$98,749	$73,501	$92,787
Non-accrual loans:
Commercial and industrial	$78,606	$98,881	$135,187	$148,404	$96,631
Commercial real estate	67,938	68,316	67,319	85,807	79,180
Construction	68,649	74,230	61,098	49,780	17,618
Residential mortgage	23,483	25,160	26,564	25,847	33,275
Total consumer	3,318	3,174	3,227	3,279	3,754
Total non-accrual loans	241,994	269,761	293,395	313,117	230,458
Other real estate owned (OREO)	1,189	286	286	422	1,024
Other repossessed assets	1,752	1,937	1,122	1,200	1,176
Total non-performing assets	$244,935	$271,984	$294,803	$314,739	$232,658
Total non-accrual loans as a % of loans	0.50%	0.57%	0.65%	0.72%	0.65%
Total accruing past due and non-accrual loans as a % of loans	0.70%	0.77%	0.87%	0.89%	0.91%
Allowance for losses on loans as a % of non-accrual loans	180.54%	170.02%	162.15%	149.73%	157.30%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(2)
Non-GAAP Reconciliations. This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. The Company believes that the non-GAAP financial measures provide useful supplemental information to both management and investors in understanding Valley’s underlying operational performance, business and performance trends, and may facilitate comparisons of our current and prior performance with the performance of others in the financial services industry. Management utilizes these measures for internal planning, forecasting and analysis purposes. Management believes that Valley’s presentation and discussion of this supplemental information, together with the accompanying reconciliations to the GAAP financial measures, also allows investors to view performance in a manner similar to management. These non-GAAP financial measures should not be considered in isolation or as a substitute for or superior to financial measures calculated in accordance with U.S. GAAP. These non-GAAP financial measures may also be calculated differently from similar measures disclosed by other companies.

Non-GAAP Reconciliations to GAAP Financial Measures

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data)	2023	2022	2022
Adjusted net income available to common shareholders (non-GAAP):
Net income, as reported (GAAP)	$146,551	$177,591	$116,728
Add: Losses on available for sale and held to maturity securities transactions (net of tax)(a)	17	5	6
Add: Provision for credit losses for available for sale securities (b)	5,000	—	—
Add: Merger related expenses (net of tax)(c)	2,962	5,285	3,579
Net income, as adjusted (non-GAAP)	$154,530	$182,881	$120,313
Dividends on preferred stock	3,874	3,630	3,172
Net income available to common shareholders, as adjusted (non-GAAP)	$150,656	$179,251	$117,141
__________
(a) Included in gains (losses) losses on securities transactions, net.
(b) Provision relates to one security fully charged off with no resulting tax benefit during the three months ended March 31, 2023.
(c) Merger related expenses are primarily within salary and employee benefits expense for the three months ended March 31, 2023.

Adjusted per common share data (non-GAAP):
Net income available to common shareholders, as adjusted (non-GAAP)	$150,656	$179,251	$117,141
Average number of shares outstanding	507,111,295	506,359,704	421,573,843
Basic earnings, as adjusted (non-GAAP)	$0.30	$0.35	$0.28
Average number of diluted shares outstanding	509,656,430	509,301,813	423,506,550
Diluted earnings, as adjusted (non-GAAP)	$0.30	$0.35	$0.28
Adjusted annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$154,530	$182,881	$120,313
Average shareholders' equity	$6,440,215	$6,327,970	$5,104,709
Less: Average goodwill and other intangible assets	2,061,361	2,074,367	1,538,356
Average tangible shareholders' equity	$4,378,854	$4,253,603	$3,566,353
Annualized return on average tangible shareholders' equity, as adjusted (non-GAAP)	14.12%	17.20%	13.49%
Adjusted annualized return on average assets (non-GAAP):
Net income, as adjusted (non-GAAP)	$154,530	$182,881	$120,313
Average assets	$59,867,002	$56,913,215	$43,570,251
Annualized return on average assets, as adjusted (non-GAAP)	1.03%	1.29%	1.10%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

Non-GAAP Reconciliations to GAAP Financial Measures (Continued)

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands)	2023	2022	2022
Adjusted annualized return on average shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$154,530	$182,881	$120,313
Average shareholders' equity	$6,440,215	$6,327,970	$5,104,709
Annualized return on average shareholders' equity, as adjusted (non-GAAP)	9.60%	11.56%	9.43%
Annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as reported (GAAP)	$146,551	$177,591	$116,728
Average shareholders' equity	$6,440,215	$6,327,970	$5,104,709
Less: Average goodwill and other intangible assets	2,061,361	2,074,367	1,538,356
Average tangible shareholders' equity	$4,378,854	$4,253,603	$3,566,353
Annualized return on average tangible shareholders' equity (non-GAAP)	13.39%	16.70%	13.09%
Efficiency ratio (non-GAAP):
Non-interest expense, as reported (GAAP)	$272,166	$266,240	$197,340
Less: Merger-related expenses (pre-tax)	4,133	7,372	4,628
Less: Amortization of tax credit investments (pre-tax)	4,253	3,213	2,896
Non-interest expense, as adjusted (non-GAAP)	$263,780	$255,655	$189,816
Net interest income, as reported (GAAP)	436,020	465,819	317,669
Non-interest income, as reported (GAAP)	54,299	52,796	39,270
Add: Losses on available for sale and held to maturity securities transactions, net (pre-tax)	24	7	9
Non-interest income, as adjusted (non-GAAP)	$54,323	$52,803	$39,279
Gross operating income, as adjusted (non-GAAP)	$490,343	$518,622	$356,948
Efficiency ratio (non-GAAP)	53.79%	49.30%	53.18%

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands, except for share data)	2023	2022	2022	2022	2022
Tangible book value per common share (non-GAAP):
Common shares outstanding	507,762,358	506,374,478	506,351,502	506,328,526	421,394,277
Shareholders' equity (GAAP)	$6,511,581	$6,400,802	$6,273,829	$6,204,913	$5,096,384
Less: Preferred stock	209,691	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	2,056,107	2,066,392	2,079,731	2,090,147	1,543,238
Tangible common shareholders' equity (non-GAAP)	$4,245,783	$4,124,719	$3,984,407	$3,905,075	$3,343,455
Tangible book value per common share (non-GAAP)	$8.36	$8.15	$7.87	$7.71	$7.93
Tangible common equity to tangible assets (non-GAAP):
Tangible common shareholders' equity (non-GAAP)	$4,245,783	$4,124,719	$3,984,407	$3,905,075	$3,343,455
Total assets (GAAP)	$64,309,573	$57,462,749	$55,927,501	$54,438,807	$43,551,457
Less: Goodwill and other intangible assets	2,056,107	2,066,392	2,079,731	2,090,147	1,543,238
Tangible assets (non-GAAP)	$62,253,466	$55,396,357	$53,847,770	$52,348,660	$42,008,219
Tangible common equity to tangible assets (non-GAAP)	6.82%	7.45%	7.40%	7.46%	7.96%

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	March 31,	December 31,
	2023	2022
	(Unaudited)
Assets
Cash and due from banks	$444,690	$444,325
Interest bearing deposits with banks	5,260,998	503,622
Investment securities:
Equity securities	50,152	48,731
Trading debt securities	6,855	13,438
Available for sale debt securities	1,259,236	1,261,397
Held to maturity debt securities (net of allowance for credit losses of $1,633 at March 31, 2023 and $1,646 at December 31, 2022)	3,845,579	3,827,338
Total investment securities	5,161,822	5,150,904
Loans held for sale, at fair value	17,218	18,118
Loans	48,659,966	46,917,200
Less: Allowance for loan losses	(436,898)	(458,655)
Net loans	48,223,068	46,458,545
Premises and equipment, net	365,313	358,556
Lease right of use assets	302,740	306,352
Bank owned life insurance	717,339	717,177
Accrued interest receivable	223,608	196,606
Goodwill	1,868,936	1,868,936
Other intangible assets, net	187,171	197,456
Other assets	1,536,670	1,242,152
Total Assets	$64,309,573	$57,462,749
Liabilities
Deposits:
Non-interest bearing	$13,576,116	$14,463,645
Interest bearing:
Savings, NOW and money market	22,903,424	23,616,812
Time	11,111,376	9,556,457
Total deposits	47,590,916	47,636,914
Short-term borrowings	6,413,056	138,729
Long-term borrowings	2,197,656	1,543,058
Junior subordinated debentures issued to capital trusts	56,847	56,760
Lease liabilities	355,020	358,884
Accrued expenses and other liabilities	1,184,497	1,327,602
Total Liabilities	57,797,992	51,061,947
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 authorized shares:
Series A (4,600,000 shares issued at March 31, 2023 and December 31, 2022)	111,590	111,590
Series B (4,000,000 shares issued at March 31, 2023 and December 31, 2022)	98,101	98,101
Common stock (no par value, authorized 650,000,000 shares; issued 507,896,910 shares at March 31, 2023 and December 31, 2022)	178,186	178,185
Surplus	4,967,662	4,980,231
Retained earnings	1,300,980	1,218,445
Accumulated other comprehensive loss	(143,647)	(164,002)
Treasury stock, at cost (134,552 common shares at March 31, 2023 and 1,522,432 common shares at December 31, 2022)	(1,291)	(21,748)
Total Shareholders’ Equity	6,511,581	6,400,802
Total Liabilities and Shareholders’ Equity	$64,309,573	$57,462,749

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Interest Income
Interest and fees on loans	$655,226	$599,015	$317,365
Interest and dividends on investment securities:
Taxable	32,289	31,300	18,439
Tax-exempt	5,325	5,219	2,517
Dividends	5,185	3,978	1,676
Interest on federal funds sold and other short-term investments	22,205	7,038	461
Total interest income	720,230	646,550	340,458
Interest Expense
Interest on deposits:
Savings, NOW and money market	150,766	109,286	9,627
Time	80,298	48,417	2,831
Interest on short-term borrowings	33,948	7,404	806
Interest on long-term borrowings and junior subordinated debentures	19,198	15,624	9,525
Total interest expense	284,210	180,731	22,789
Net Interest Income	436,020	465,819	317,669
Provision for credit losses for available for sale and held to maturity securities	4,987	(50)	57
Provision for credit losses for loans	9,450	7,289	3,500
Net Interest Income After Provision for Credit Losses	421,583	458,580	314,112
Non-Interest Income
Wealth management and trust fees	9,587	10,720	5,131
Insurance commissions	2,420	2,903	1,859
Capital markets	10,892	10,120	14,360
Service charges on deposit accounts	10,476	10,313	6,212
Gains (losses) on securities transactions, net	378	(172)	(1,072)
Fees from loan servicing	2,671	2,637	2,781
Gains on sales of loans, net	489	908	986
Bank owned life insurance	2,584	2,200	2,046
Other	14,802	13,167	6,967
Total non-interest income	54,299	52,796	39,270
Non-Interest Expense
Salary and employee benefits expense	144,986	129,634	107,733
Net occupancy expense	23,256	23,446	21,991
Technology, furniture and equipment expense	36,508	46,507	26,015
FDIC insurance assessment	9,155	6,827	4,158
Amortization of other intangible assets	10,519	10,900	4,437
Professional and legal fees	16,814	19,620	14,749
Amortization of tax credit investments	4,253	3,213	2,896
Other	26,675	26,093	15,361
Total non-interest expense	272,166	266,240	197,340
Income Before Income Taxes	203,716	245,136	156,042
Income tax expense	57,165	67,545	39,314
Net Income	146,551	177,591	116,728
Dividends on preferred stock	3,874	3,630	3,172
Net Income Available to Common Shareholders	$142,677	$173,961	$113,556

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$47,859,371	$655,250	5.48%	$46,086,363	$599,040	5.20%	$34,623,402	$317,390	3.67%
Taxable investments (3)	5,033,134	37,474	2.98	4,934,084	35,278	2.86	3,838,468	20,115	2.10
Tax-exempt investments (1)(3)	623,145	6,739	4.33	623,322	6,608	4.24	401,742	3,186	3.17
Interest bearing deposits with banks	1,847,140	22,205	4.81	761,832	7,038	3.70	1,419,436	461	0.13
Total interest earning assets	55,362,790	721,668	5.21	52,405,601	647,964	4.95	40,283,048	341,152	3.39
Other assets	4,504,212			4,507,614			3,287,203
Total assets	$59,867,002			$56,913,215			$43,570,251
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$23,389,569	$150,766	2.58%	$23,476,111	$109,286	1.86%	$20,522,629	$9,627	0.19%
Time deposits	9,738,608	80,298	3.30	7,641,769	48,417	2.53	3,554,520	2,831	0.32
Short-term borrowings	2,803,743	33,948	4.84	880,615	7,404	3.36	594,297	806	0.54
Long-term borrowings (4)	1,686,830	19,198	4.55	1,598,379	15,624	3.91	1,476,469	9,525	2.58
Total interest bearing liabilities	37,618,750	284,210	3.02	33,596,874	180,731	2.15	26,147,915	22,789	0.35
Non-interest bearing deposits	14,024,742			15,116,977			11,686,534
Other liabilities	1,783,295			1,871,394			631,093
Shareholders' equity	6,440,215			6,327,970			5,104,709
Total liabilities and shareholders' equity	$59,867,002			$56,913,215			$43,570,251

Net interest income/interest rate spread (5)		$437,458	2.19%		$467,233	2.80%		$318,363	3.04%
Tax equivalent adjustment		(1,438)			(1,414)			(694)
Net interest income, as reported		$436,020			$465,819			$317,669
Net interest margin (6)			3.15			3.56			3.15
Tax equivalent effect			0.01			0.01			0.01
Net interest margin on a fully tax equivalent basis (6)			3.16%			3.57%			3.16%

(1)     Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.
(2)    Loans are stated net of unearned income and include non-accrual loans.
(3)    The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)    Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)    Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)    Net interest income as a percentage of total average interest earning assets.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.